Exhibit 10.4
Loan Agreement
     This Loan Agreement (“Agreement”), dated as of May 8, 2008, is made between Citigroup Global Markets Inc. (“Smith Barney” or “SB”) and MOVE INC. (“Client”), to set forth the terms and conditions that will govern one or more extensions of credit (each, an “Advance”) by SB to the Client.
1.)	Advances.
a.)	Subject to the terms and conditions of this Agreement, SB agrees to make one or more Advances to the Client in an aggregate principal amount which shall not exceed $64,800,000 (as the same may be reduced pursuant to Section 4 and Section 6(b)(i), the “Loan Maximum”) at any time outstanding. All Advances will comply with the provisions of Regulation T and other rules and regulations applicable to margin loans. SB will not under any circumstances be required to extend credit to the Client unless the Collateral (as hereafter defined) that secures the Client’s obligation to repay each Advance (and accrued interest, if any) is acceptable to SB. SB hereby acknowledges and agrees that the auction rate securities held as of the date hereof by Client in Client’s Smith Barney Account number 373-90876 (the “Account”) shall at all times constitute acceptable collateral.

b.)	The Client may obtain an Advance by: (i) requesting SB to wire transfer Federal funds in the amount of the Advance to a bank account in the Client’s name, (ii) requesting SB to issue a check payable to the Client in the amount of the Advance, or (iii) by any other method agreed upon by SB and the Client.

c.)	Subject to the terms and conditions of this Agreement, during the period from the date hereof to but excluding the Maturity Date (as defined below), the Client may borrow, repay and reborrow Advances hereunder.
2.)	Interest. SB shall charge the Client interest at the per annum variable rate of Open Federal Funds Rate plus 2.1% (the “Interest Rate”) on the aggregate principal amount of Advances outstanding, if any. Such interest shall be computed in the same manner as that set forth for securities margin accounts in the pamphlet prepared by SB entitled “Important New Account Information” (hereafter referred to as “New Account Document”) under the heading “Credit Terms”, which may be amended from time to time and which amendment shall become binding upon written notice to the Client (but such amendments shall not change the Interest Rate). The Client hereby acknowledges receipt of the New Account Document. Interest shall be payable monthly on the 21st day of each month (or, if the 21st is not a business day, on the next business day). If (i) a sufficient amount of cash or money market fund shares is not available in the

Account to pay the monthly interest amount, or if the Client elects not to make interest payments from the Account, and (ii) sufficient Collateral acceptable to SB is in SB’s possession in the Account, the interest due shall be added to the Client’s outstanding principal balance hereunder and thereafter interest shall accrue on such amount until the Client’s outstanding balance on all Advances has been repaid in full, whether before or after demand or termination of this Agreement. The Client understands that by adding interest to the outstanding principal balance of Client’s Advances, the amount of additional Advances the Client may obtain shall be proportionately reduced. In no event shall the total interest and fees charged under this Agreement exceed the maximum interest rate or total fees permitted by law. In the event any excess interest or fees are collected, the same shall be refunded or credited to the Client.

3.)	Repayment. The Client agrees to pay on May 7, 2009 (“Maturity Date”) any balance outstanding with respect to all Advances, including any accrued interest and fees, as well as any costs of collection and reasonable attorneys’ fees and costs. The total amount owed by the Client described in the preceding sentence is hereafter referred to in this Agreement as the “Loan Obligation”. The Client may prepay the Loan Obligation in whole or in part without penalty at any time prior to the Maturity Date.

4.)	Collateral. As continuing security for the Loan Obligation, the Client hereby assigns, grants and conveys to SB a first priority lien and security interest in all cash, stocks, bonds, and other securities and instruments now or hereafter in the Account, and all dividends, interest and proceeds of such property, and any property substituted by the Client in accordance with this Agreement (collectively, the “Collateral”). Client may, with SB’s approval and upon such terms and conditions prescribed by SB, provide additional or substitute securities or other property for all or part of the Collateral. Client may remove Collateral from the Account provided that (i) no default exists and no Shortfall will exist upon such removal and (ii) the Loan Maximum shall be permanently reduced by 50% of the aggregate par value of the Collateral removed. Any such Collateral removed from the Account shall no longer constitute “Collateral” and shall be free and clear of the lien and security interest of SB hereunder. The Client agrees to take any action reasonably requested by SB to maintain and preserve SB’s first priority lien and security interest in the Collateral.

5.)	Conditions Precedent.
a.)	The effectiveness of this Agreement and SB’s obligation to make the initial Advance hereunder shall be subject to the prior satisfaction of the following conditions:
i.	SB shall have received this Agreement, duly executed and delivered by all parties thereto;

ii.	SB shall have received from Client SB’s form of legal entity authorizing resolutions for corporations, completed and executed by Client.
b.)	SB’s obligation to make any Advance hereunder shall be subject to the prior satisfaction of the following conditions:
i.	the representations and warranties of Client contained in Section 6 shall be true and correct in all material respects on and as of the date of such Advance immediately prior to and after giving effect to such Advance;

ii.	no default of this Agreement shall exist or would result from such Advance; and

iii.	after giving effect to such Advance, no Shortfall shall exist and the Loan Obligation shall not exceed the Loan Maximum.
6.)	Representations, Warranties and Covenants.
a.)	Client represents and warrants to SB that:
i.	it is duly organized and validly existing under the law of its jurisdiction of establishment, has full authority to enter into this Agreement and to perform its obligations hereunder, and that this Agreement complies with all laws, rules and regulations applicable to it;

ii.	as of the date of this Agreement, Client is not in default under any agreement to which it is a party or by which its assets are bound involving a liability in excess of $10,000,000, not connected with this indebtedness;

iii.	the Collateral is not subject to any lien, encumbrance or impediment to transfer (other than (x) SB’s lien and security interest and (y) liens securing taxes, assessments and other charges or levies imposed by any governmental authority which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Client in accordance with generally accepted accounting principals);

iv.	while any Advance (and accrued interest, if any) is outstanding, it will not pledge the Collateral or grant a security interest in the Collateral to a third party, or permit the Collateral to be sold, transferred or become subject to any lien or encumbrance other than as provided in this Agreement; and

v.	the Client will be deemed to repeat these representations each time an Advance is obtained hereunder.
b.)	Client covenants and agrees with SB as follows, from the date hereof until the Loan Obligation has been indefeasibly paid in full and SB has no obligation to make further Advances:
i.	unless otherwise directed by SB, Client will offer for sale at par pursuant to an ongoing sell order each auction rate security constituting Collateral at each applicable auction on an applicable interest reset date for such security; Client authorizes SB to effect such offers and sales at par on Client’s behalf; Client further agrees that all proceeds of any such sales shall be applied by SB immediately to repayment of the then outstanding Loan Obligation and that the Loan Maximum shall be permanently reduced in the amount equal to 50% of the amount of such proceeds;

ii.	During any period that the Client (A) is not subject to any legal requirement obligating the Client to file its annual and quarterly financial statements on a public basis with the Securities and Exchange Commission or (B) Client is obligated to make such filings but fails to do so in compliance with applicable laws, rules and regulations, Client shall deliver to SB quarterly unaudited consolidated and consolidating financial statements within 60 days of the end of each calendar quarter and annual audited consolidated financial statements within 120 days after each December 31;

iii.	upon the Client or any of its executive officers or directors obtaining knowledge thereof, Client shall notify SB promptly, and in no event later than five (5) business days thereafter, of the occurrence of any default, or event which, with the giving of notice or the passage of time, or both, would constitute a default, under this Agreement.
7.)	No Set-off or Withholding; Taxes. All payments by the Client to SB hereunder shall be made to SB in full without condition or reduction for any counterclaim, defense, recoupment or setoff and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof (“Taxes”). If the Client shall be required by any law to deduct or withhold for any taxes (other than taxes imposed on SB’s income, and franchise taxes imposed on SB, by the jurisdiction under the laws of which SB is organized or any political subdivision thereof (“Excluded Taxes”)) from any such payments, the Client shall increase the amount of such payment by an amount such that SB receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, the Client will indemnify SB for the full amount of any Taxes other than Excluded Taxes and any liability resulting therefrom regardless of whether such Taxes were correctly or legally imposed.

8.)	Default; Remedies.
a.)	Any of the following events that occurs while any Advance (and accrued interest, if any) is outstanding will be considered a “default” by the Client under this Agreement:
i.	any representation or warranty hereunder by the Client shall prove to have been incorrect in any material respect when made;

ii.	the Client fails to pay the Loan Obligation on the Maturity Date;

iii.	(A) the par value of the Collateral is less than 200% (50% par loan-to-value) of the sum of the Advances outstanding (and accrued interest, if any) at the end of any business day, or (B) the Market Value of the Collateral is less than 142.86 percent (30% market value maintenance, or any higher minimum maintenance amount promulgated by FINRA or the NYSE) of the Loan Obligation outstanding at the end any business day (either (A) or (B) a “Shortfall”) and Client fails to eliminate the Shortfall by the end of the fourth business day thereafter by depositing additional cash and/or securities acceptable to SB in the Account or by repaying outstanding Advances; as used in this Agreement, “Market Value” means, at any time, the latest market closing price of any security traded in a nationally recognized market, which may include any nationally recognized secondary market that develops for auction rate securities, and in the absence of such a market, the market value determined by SB in good faith (which may include without limitation information consisting of relevant market data supplied by third parties in respect of sales of auction rate securities such as rates, prices and volume or other relevant data, or such information from internal sources as may be used by SB to value auction rate securities (not including non-public information regarding the issuer or borrower in respect of the security in question); for purposes of this Agreement, a business day is any day on which the regular trading session on the New York Stock Exchange is open;

iv.	the Client fails to perform any of its other obligations hereunder and such failure is not remedied by the Client within five (5) business days after receipt of written notice from SB of such failure;

v.	a liquidator, receiver or trustee is appointed with respect to all or substantially all of the Client’s assets, or a bankruptcy petition is filed by or against the Client, and in the case of a petition filed against the Client, is not dismissed within sixty (60) business days after it is filed;

vi.	the Client shall fail to pay when due and payable the principal of, or interest on, any indebtedness for borrowed money (other than the Advances) having an aggregate outstanding principal amount of $10,000,000 or more (“Material Indebtedness”) or the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness; or

vii.	SB does not have a perfected first priority lien and security interest in any of the Collateral, except to the extent resulting from actions or omissions of SB and not from any action of the Client.
b.)	In the event a default occurs and Client has failed to cure such default after any required notice and permitted cure period SB is authorized, in its sole discretion, to take one or more of the following actions: (i) declare the Loan Obligation to be immediately due and payable by the Client to SB; (ii) reduce the Loan Maximum to a level determined by SB, (iii) liquidate, withdraw or sell the Collateral and apply it to the Loan Obligation, and (iv) terminate the Client’s borrowing privileges hereunder. All of the foregoing actions may be done without any further notice to, or demand upon, the Client. Any sale of Collateral may be made in SB’s sole discretion on the exchange or market where such business is then usually transacted, at public auction or private sale. In addition to SB’s rights under this Agreement, SB shall have the right to exercise any one or more of the rights and remedies of a secured creditor under the New York Uniform Commercial Code then in effect. All rights and remedies under this Agreement are cumulative and are in addition to all other rights and remedies that SB may have at law or equity. Notwithstanding the foregoing and to the extent permitted by law, the Client expressly waives compliance with the provisions of Section 202 of the New York Lien Law.

c.)	In the event the proceeds from the sale of the Collateral pursuant to Section 6(b) are not sufficient to pay the Loan Obligation in full, SB shall have an unsecured claim against the Client to pay all amounts then due and owing under the Loan Obligation.
9.)	Limitation of Liability. SB shall not be liable to the Client with respect to the Advances, the Loan Obligation and this Agreement for:
a.)	any loss, damage or expense caused directly or indirectly by circumstances that are not within SB’s reasonable control, including government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions commonly known as “Acts of God”, or

b.)	any consequential, incidental, indirect or special damages, even if such damages are reasonably foreseeable. The specific reference and intent herein to consequential, incidental, indirect or special damages is to exclude “lost opportunity” actions and events as a measure of recoverable damages.
10.)	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such State.
11.)	Assignment. This Agreement may not be assigned by the Client without SB’s prior written consent, and shall be binding upon the Client’s heirs, executors, administrators, successors and permitted assigns (whichever is applicable). SB may assign this Agreement to any of its affiliates without the Client’s consent or prior notice to the Client, and this Agreement shall inure to the benefit of and be binding upon each party’s successors and permitted assigns (whether by merger, consolidation or otherwise).
12.)	Amendments; Waivers; Severability. No amendment, modification or waiver of any provision of this Agreement or consent hereunder shall be effective unless set forth in writing and signed by the parties hereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. If any provision of this Agreement is held to be invalid, illegal or unenforceable by reason of any law, rule, administrative order or judicial decision, such determination shall not affect the validity of the remaining provisions of this Agreement.
13.)	Entire Agreement. This Agreement reflects the entire agreement between SB and the Client concerning Advances and the Loan Obligation and supersedes any other agreement, promise, representation or undertaking, whether written or oral, concerning the Advances and the Loan Obligation.
14.)	Indemnity. Without the necessity of a judicial determination, and whether or not litigation occurs, the Client hereby agrees to indemnify and hold harmless SB and its directors, officers, employees, agents and affiliates from any and all claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and expenses) in any way related to, or arising out of or in connection with, this Agreement, including without limitation the Client’s failure to comply with its obligations hereunder (including its failure to repay the Loan Obligation when due), any action taken or omitted by SB at the Client’s request, or any material untruth or inaccuracy of any of the Client’s representations and warranties in this Agreement, but not including any claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses based on (a) SB’s breach of this

Agreement, or any gross negligence or willful or bad faith acts or (b) events occurring prior to the date hereof. This indemnification shall survive the termination of this Agreement and the payment of the Loan Obligation, subject to any applicable statute of limitations.

15.)	No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and the indemnitees under Section 14) any legal or equitable right, remedy or claim under or by reason of this Agreement.
16.)	Illegality. If SB determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for SB to make, maintain or fund Advances, or to determine or charge interest rates based upon the Open Federal Funds Rate, SB shall have the right to declare SB’s obligation to make or allow to remain outstanding Advances shall be terminated (and such obligation shall be terminated upon such declaration), and Client shall, upon demand from SB, prepay the aggregate principal amount of all outstanding Advances, together with accrued but unpaid interest thereon and all other fees and other amounts payable hereunder constituting the Loan Obligation.
17.)	Set-off. In addition to any rights and remedies of SB provided by law, upon the occurrence and during the continuance of any default, SB is authorized at any time and from time to time, without prior notice to Client, any such notice being waived by Client to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or accounts at any time held by, indebtedness or other obligation at any time owing by, SB to or for the credit or the account of Client against the Loan Obligation owing to SB hereunder, now or hereafter existing, irrespective of whether or not SB shall have made demand under this Agreement and although the Loan Obligation or portion thereof Obligations may be contingent or unmatured or denominated in a currency or instrument different from that of the applicable deposit, account, indebtedness or obligation. SB agrees promptly to notify the Client after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
18.)	Expenses. Each party shall bear its own costs and expenses in connection with the preparation and review of this Agreement. The Client agrees to pay or reimburse SB for all costs and expenses (including reasonable legal fees and expenses) actually incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Loan Obligation and during any legal proceeding, including any proceeding under any bankruptcy or insolvency law). All such amounts shall be payable within ten business days after demand therefor.

19.)	Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, the interest paid or agreed to be paid under this Agreement shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If SB shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Client. In determining whether the interest contracted for, charged or received by SB exceeds the Maximum Rate, SB may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligation hereunder.
20.)	Survival. Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other document delivered pursuant hereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Section 14 shall survive any termination of this Agreement, subject to any applicable statute of limitations.
21.)	Notices. Notices delivered under this Agreement by SB may be delivered in writing to Client at 30700 Russell Ranch Road, Westlake Village, California 91362, or by facsimile to (805) 557-2689 to the attention of: James S. Caulfield, Executive Vice President & General Counsel. Notices delivered under this Agreement by Client may be delivered in writing to SB at Citi Smith Barney, 485 Lexington Avenue, New York, New York 10017 Attention: Stuart Weiss, Credit Department.
22.)	ARBITRATION.
▪	Arbitration is final and binding on the parties.

▪	The parties are waiving their right to seek remedies in court, including the right to jury trial.

▪	Pre-arbitration discovery is generally more limited than and different from court proceedings.

▪	The arbitrators’ award is not required to include factual findings or legal reasoning, and any party’s rights to appeal or to seek modification of rulings by the arbitrators is strictly limited.

▪	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.
The Client agrees that all claims or controversies with respect to the Advances, the Loan Obligation and this Agreement between the Client and SB and/or any of its present or former officers, directors, or employees concerning or arising from: (i)

Advances and any other transaction related to this Agreement involving SB or any predecessor firms by merger, acquisition or other business combination and the Client, whether or not such transaction occurred in the Client’s Account, or (ii) the construction, performance or breach of this Agreement, or any duty arising under this Agreement, shall be determined by binding arbitration before, and only before, any self-regulatory organization or securities exchange of which SB is a member. The Client may elect which of these arbitration forums shall hear the matter by sending a registered letter or telegram addressed to Citigroup Global Markets Inc. at 787 7 Avenue, 13th floor, New York, NY 10019, Attn: Law Department. If the Client fails to make such election before the expiration of five (5) days after receipt of a written request from SB to make such election, SB shall have the right to choose the forum.
In connection with this Agreement, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied, (ii) the class is decertified, or (iii) the customer is excluded from the class by the court.
Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.
[signature page follows]

BY SIGNING BELOW, THE CLIENT AGREES TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT SECTION 21.
This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall constitute one and the same instrument.

MOVE, INC. Print Client Name	CITIGROUP GLOBAL MARKETS INC.

/s/ W. Michael Long	/s/ Stuart N. Weiss
Client Signature	(Signature of Authorized Official)

Stuart N. Weiss, Managing Director
Senior Credit Officer Level II
Citigroup Global Wealth Management
Date: 5/8/08
(Print Name of Authorized Official)